Exhibit 99.2
Positive Clinical Results Allow IDM to Enter Second Stage of Phase II
Clinical Trial of Its Uvidem® Melanoma Vaccine
SAN DIEGO — September 27, 2005. IDM Pharma, Inc. (Nasdaq: IDMI) today announced it is moving to the second stage of a Phase II study of its cancer vaccine, Uvidem, for the treatment of melanoma. The single arm study is a two-step design, in which one or more of the first 12 patients enrolled must have evidence of clinical activity, defined as complete response, partial response or stable disease, in order to enroll an additional 25 patients on the study. IDM announced that the initial goal has been reached, with a documented partial response among the first few patients, and the study will continue to enroll up to 37 patients.
The ongoing clinical trial is designed to assess the safety and clinical activity of the vaccine in patients with stage III or IV melanoma with measurable or evaluable lesions. Participating centers include the University of California Los Angeles (UCLA) Jonsson Comprehensive Cancer Center, the MD Anderson Cancer Center, the University of Pittsburgh, and the Arizona Cancer Center.
About Melanoma
Melanoma is the most serious form of skin cancer. Almost 60,000 new cases are expected to be diagnosed this year in the U.S. and an estimated 7,770 people will die from the disease (American Cancer Society. Cancer Facts and Figures 2005. Atlanta: ACS; 2005).
About Uvidem
Uvidem is a therapeutic vaccine developed by IDM in partnership with Sanofi-Aventis, and Sanofi-Aventis has marketing rights to the vaccine. The vaccine consists of mature dendritic cells loaded with lysates from melanoma tumor cell lines. The investigational vaccine is produced in the IDM manufacturing facility in Irvine, California, a GMP facility licensed by the State of California.
About IDM Pharma
IDM is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer and infectious disease. IDM is currently developing three types of products: the first is designed to destroy cancer cells by activating innate immunity, the second to prevent tumor recurrence by triggering a specific adaptive immune response, and the third to treat chronic infectious disease with therapeutic vaccines.
IDM currently has 7 products in clinical development. The most advanced product, Junovan™, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and three are in Phase I in colorectal cancer, hepatitis B and HIV infection.
IDM has major product development partnerships with SANOFI-AVENTIS in cancer immunotherapy, and with INNOGENETICS in vaccine development for the treatment of chronic hepatitis B and C and papilloma virus infection. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001 respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including the status of development of IDM’s Uvidem melanoma vaccine candidate and the Company’s other product candidates, and the possible benefits of Uvidem in treating stage III or IV melanoma in patients with measurable or evaluable lesions. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the possibility that Uvidem may not prove to be safe or show evidence of clinical activity in the current Phase II trial and whether the results in any subsequent trial will be consistent with initial data or final results from this Phase II trial. Other factors that could cause or contribute to differences in actual results include, but are not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, the Proxy Statement concerning the business combination of Epimmune Inc. and IDM S.A. filed with the Securities and Exchange Commission (SEC) on June 30, 2005, and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2500